Exhibit 107.1

Calculation of Filing Fee Table

Form S-3

(Form Type)

Ceva, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(o)	(1)	(2)
	Equity	Preferred Stock, $0.0001 par value per share	Rule 457(o)	(1)	(2)
	Debt	Debt Securities	Rule 457(o)	(1)	(2)
	Other	Warrants(3)	Rule 457(o)	(1)	(2)
	Unallocated (Universal) Shelf	N/A	Rule 457(o)	(1)	(2)	$150,000,000 (4)	$147.60 per $1,000,000	$22,140(5)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					$150,000,000		$22,140
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$22,140

(1)

There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of shares of preferred stock and such indeterminate principal amount of debt securities as shall have an aggregate initial offering price not to exceed $150,000,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $150,000,000, less the aggregate dollar amount of all securities previously issued hereunder. The securities covered by this registration statement may be sold or otherwise distributed separately or together with other securities covered by this registration statement. The securities registered also include such indeterminate number of shares of common stock, preferred stock and amount of debt securities as may be issued upon conversion of or exchange for debt securities that provide for conversion or exchange or pursuant to the antidilution provisions of any such securities. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3 under the Securities Act.

(3)	The warrants covered by this registration statement may be warrants for common stock, preferred stock or debt securities.
(4)

Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for shares of common stock that are issued upon conversion of debt securities or preferred stock or upon exercise of warrants registered hereunder. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $150,000,000.

(5)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act.